Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

Mark C. Walker, COO

Capital Title Group, Inc.

(480) 624-4200

Rudy R. Miller, Chairman

The Miller Group

(602) 225-0505

ctgi@themillergroup.net

CAPITAL TITLE GROUP SETS AUGUST 10 STOCKHOLDER MEETING

TO VOTE ON PROPOSED MERGER

SCOTTSDALE, ARIZONA, July 11, 2006 -- Capital Title Group, Inc. (Nasdaq: CTGI) - named for a second consecutive year in FORTUNE'S 100 Fastest Growing Companies in America in 2005 -- is a national provider of title, appraisal and other transaction services to the real estate and mortgage lending industries. The company announced today that its Board of Directors has scheduled a special stockholder meeting for August 10, 2006, with a record date of July 11, 2006, to vote on the previously announced merger with LandAmerica Financial Group, Inc.

At the special meeting, Capital Title's stockholders will be asked to approve a proposed merger whereby Capital Title will become a wholly-owned subsidiary of LandAmerica Financial Group, Inc. Only holders of record of Capital Title common stock at the close of business on July 11, 2006, the record date for the special meeting, will be entitled to vote at the special meeting.

As announced on March 29, 2006, Capital Title Group, Inc. entered into a definitive agreement whereby Capital Title will become a wholly-owned subsidiary of LandAmerica Financial Group, Inc., a leading provider of real estate transaction services. The completion of the merger is subject to approval by Capital Title's shareholders and receipt of all required regulatory approvals.

more&

Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, the ability to complete the merger with LandAmerica; operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans to merge with LandAmerica; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions including risks associated with the company's acquisition by LandAmerica, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, both as filed with the Securities and Exchange Commission.

# # #